UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 29, 2008

Northwest Bancorporation, Inc.

(Exact name of registrant as specified in its charter)

Washington	000-24151	91-1574174
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

421 W. Riverside Avenue, Spokane, Washington 99201

(Address of principal executive offices) (Zip Code)

(509) 456-8888

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On August 29, 2008, Inland Northwest Bank (the “Bank”), the wholly owned subsidiary of Northwest Bancorporation, Inc. (the “Company”), entered into a Supplemental Executive Retirement Plan Agreement (the “SERP Agreement”) with Randall L. Fewel, President and Chief Executive Officer of the Bank and the Company.

The SERP Agreement provides for a Normal Retirement Benefit when Mr. Fewel reaches Normal Retirement Age, which is defined as age 65, while still employed by the Bank. If Mr. Fewel qualifies for the Normal Retirement Benefit, then he would be entitled to receive an annual benefit of $48,000 paid in twelve equal monthly installments commencing on the first day of the month following his attainment of the Normal Retirement Age, even if he remains employed by the Bank. The annual benefit would be distributed to Mr. Fewel for one hundred twenty consecutive months.

The SERP Agreement provides that if Mr. Fewel is separated from service with the Bank prior to Normal Retirement Age, then Mr. Fewel is entitled to receive either an Early Termination Benefit or Disability Benefit, depending upon when Mr. Fewel is separated from service with the Bank. If Mr. Fewel qualifies for the Early Termination Benefit or Disability Benefit, each as defined in the SERP Agreement, then he would be entitled to receive a lump sum cash payment of the amount that has been accrued by the Bank under generally accepted accounting principles (“GAAP”) to fund the Bank’s obligation to pay Mr. Fewel’s Normal Retirement Benefit. The amount accrued would be determined as of the end of the month preceding Mr. Fewel’s separation from service with the Bank.

If a Change of Control, as defined in the SERP Agreement, occurs, then Mr. Fewel will be entitled to receive the net present value of the Normal Retirement Benefit as of the date the Change of Control occurs. The net present value would be calculated using a discount rate of 6%, subject to adjustment as provided in the SERP Agreement. The Change of Control Benefit would be distributed to Mr. Fewel in a lump sum as soon as administratively practicable following the Change of Control. If the Change of Control Benefit is determined to be nondeductible by the Bank, due to Internal Revenue Code Section 280G, it shall be reduced to the extent necessary to maximize the amount payable without causing it to be nondeductible by the Bank.

If Mr. Fewel were to die prior to attaining Normal Retirement Age, then his designated beneficiary or beneficiaries would be entitled to receive a lump sum payment of the amount that has been accrued by the Bank under GAAP to fund the Bank’s obligation to pay Mr. Fewel’s Normal Retirement Benefit. The amount accrued would be determined as of the end of the month preceding Mr. Fewel’s death and would be payable as soon as administratively practicable following receipt by the Bank of Mr. Fewel’s death certificate. If Mr. Fewel dies before all distributions due under the SERP have been made to him, the remaining distributions will be made to his beneficiaries in the same manner due to Mr. Fewel prior to his death.

Upon termination of the SERP Agreement, Mr. Fewel would be entitled to receive a lump sum payment of the amount that has been accrued by the Bank under GAAP to fund the Bank’s obligation to pay Mr. Fewel’s Normal Retirement Benefit. If the SERP Agreement is terminated prior to Mr. Fewel reaching the age of 65, then the amount of the payment would be determined as of the date of the termination of the SERP Agreement. If the SERP Agreement is terminated after Mr. Fewel has reached age 65, then the amount of the payment would be the net present value of the remaining payments as of the date that the SERP Agreement is terminated. The net present value would be calculated using a discount rate of 6%, subject to adjustment as provided in the SERP Agreement. The SERP Agreement may only be amended or terminated by Mr. Fewel or the Bank if such amendment or termination is in writing.

The above summary is qualified in its entirety by reference to the SERP Agreement, a copy of which is included as Exhibit 10.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is filed herewith:

Exhibit No.	Exhibit Description

10.1	Supplemental Executive Retirement Plan Agreement, dated as of August 29, 2008 between the Bank and Randall L. Fewel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST BANCORPORATION, INC.
(Registrant)

September 4, 2008	By:	/s/ Christopher C. Jurey
Date		Christopher C. Jurey
Chief Financial Officer

NORTHWEST BANCORPORATION, INC.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Supplemental Executive Retirement Plan Agreement, dated as of August 29, 2008 between the Bank and Randall L. Fewel.

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